FOR IMMEDIATE RELEASE

Robert Forrester	Gina Nugent
EVP, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX COMPLETES ENROLLMENT IN PHASE 2B CLINICAL TRIAL OF CRX-102 IN KNEE OSTEOARTHRITIS

-- On-track to Report Results in 2nd Half of 2008 --

Cambridge, MA, May 27 2008 – CombinatoRx, Incorporated (NASDAQ: CRXX) today announced that it has completed patient enrollment in COMET-1 (CRx-102 Osteoarthritis Multi-center Evaluation Trial), the Company’s Phase 2b clinical trial designed to evaluate the safety and efficacy of CRx-102 in subjects with symptomatic knee osteoarthritis. The COMET-1 clinical study has been overenrolled, with 279 patients participating. CRx-102 is an oral synergistic combination drug candidate in development for immuno-inflammatory diseases, including osteoarthritis and rheumatoid arthritis.

“The completion of enrollment in COMET-1 is an important milestone for CombinatoRx. We are grateful to the investigators and patients for participating in this study and look forward to reporting results in the second half of 2008,” said Alexis Borisy, President and CEO of CombinatoRx. "We are also actively enrolling patients in MARS-1, a 600+ patient Phase 2b study of CRx-102 in rheumatoid arthritis. CRx-102 has already demonstrated clinical efficacy in hand osteoarthritis with statistically significant reductions in pain and stiffness and in rheumatoid arthritis with statistically significant improvements in ACR20 and DAS28 scores.”

About CRx-102:

CRx-102 is a novel dissociated glucocorticoid product candidate designed to enhance the anti-inflammatory benefits of glucocorticoids, without associated side effects. CRx-102 contains the cardiovascular agent dipyridamole and a very low dose of the glucocorticoid prednisolone and is being developed in a uniquely engineered formulation. CRx-102 is thought to act through a novel multi-target mechanism of action in which dipyridamole synergistically and selectively amplifies prednisolone's anti-inflammatory and immunomodulatory activities by inhibiting key cell mediators of inflammation. In proof-of-concept clinical trials, CRx-102 demonstrated a powerful anti-inflammatory effect and rapid onset of action in patients with osteoarthritis and rheumatoid arthritis and was generally well-tolerated. CRx-102 is in Phase 2 clinical development for the treatment of rheumatoid arthritis and osteoarthritis.

About the Trial Design

This clinical trial is a multi-center, randomized, double-blind, placebo-controlled Phase 2b study evaluating the safety and efficacy of CRx-102 in subjects with symptomatic knee osteoarthritis. 279 subjects have been enrolled. The trial is a standard flare design where patients with active disease must demonstrate an increase in knee pain (as determined by the WOMAC pain scale) upon withdrawal of their NSAID/COXIB therapy to be eligible. In the study, patients are randomized to three different doses of CRx-102 (2.7mg prednisolone and 360mg, 180mg or 90mg of dipyridamole), 2.7mg of prednisolone alone or placebo. Patients will be dosed for a total of 14 weeks (98 days) including an initial two-week dipyridamole titration phase. The primary endpoint of this study to assess the efficacy of CRx-102 compared to placebo is the change in WOMAC pain score (a single question related to walking on a flat surface) calculated from

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

baseline to day 98. Secondary endpoints include the full WOMAC pain, stiffness, physical function parameters and patient global assessment scores. Patients who complete the 14-week core study are eligible to participate in a one-year extension study designed to investigate the long-term safety and durability of response for CRx-102.

About Osteoarthritis

Osteoarthritis is the most common degenerative joint disease and a frequent cause of physical disability among older adults. According to the Arthritis Foundation, more than 21 million people in the United States suffer from the disease. Osteoarthritis affects the hands, lower back, neck, and weight-bearing joints such as the knees, hips, and foot joints. Symptoms of osteoarthritis range from stiffness and intermittent mild pain to severe joint pain and impaired biomechanical function. Although there is no cure for most forms of osteoarthritis, various therapies can help patients manage symptoms such as non-steroidal anti-inflammatory drugs, COX-2 inhibitors, local analgesics, intra-articular corticosteroid injection and surgery.

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in Phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive Phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its product candidates, including CRx-102, and their clinical potential, its plans for clinical, preclinical and formulation development of its product candidates and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the CombinatoRx drug discovery technology, the Company's ability to initiate and successfully complete clinical trials of its product candidates, risks associated with the preclinical development of its product candidates, the Company’s ability to successfully out-license its product candidates to third parties for further development, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2008 CombinatoRx, Incorporated. All rights reserved. -end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com